Filed pursuant to Rule 433
Dated February 14, 2007

Relating to
Pricing Supplement No. 213 dated February 14, 2007 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F
Floating Rate Senior Notes Due 2012
(Reopening)

Floating Rate Senior Notes Due 2012
Issuer:	Morgan Stanley
Principal Amount:	$1,000,000,000 (total outstanding $2,250,000,000)
Maturity Date:	January 9, 2012
Trade Date:	February 14, 2007
Original Issue Date (Settlement):	February 20, 2007
Interest Accrual Date:	January 9, 2007
Issue Price (Price to Public):	100.1705%, plus accrued interest
Agents’ Commission:	0.35% of the principal amount
All-in Price:	99.8205%, plus accrued interest
Net Proceeds to Issuer:	$998,205,000, plus accrued interest
Base Rate:	LIBOR Telerate 3750
Spread (plus or minus):	Plus 0.25%
Index Maturity:	Three months
Index Currency:	U.S. Dollars
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each January 9, April 9, July 9 and October 9, commencing April 9, 2007
Day Count Convention:	Actual/360
Initial Interest Rate:	As determined by the Calculation Agent based on the Base Rate on the second London banking day prior to the Interest Accrual Date plus 0.25%
Initial Interest Reset Date:	April 9, 2007
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$100,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61746BCX2
ISIN:	US61746BCX29
Issuer Ratings:	Aa3 / A+ / AA-
Agents:	Morgan Stanley & Co. Incorporated and such other agents as shall be named in the above-referenced Pricing Supplement
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated January 25, 2006
Prospectus Dated January 25, 2006